Exhibit 5
September 15, 2009
Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
Re: Polaris Industries Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission by Polaris Industries Inc. (the “Company”) to register an additional 1,417,736 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), which are reserved for issuance under the Polaris Industries Inc. 2007 Omnibus Incentive Plan, as amended and restated (the “Plan”). These shares are in addition to the 1,750,000 shares of Common Stock reserved for issuance under the Plan and registered on a currently effective Registration Statement on Form S-8 (File No. 333-147799).
     We have acted as counsel to the Company and, as such, have examined the Company’s Articles of Incorporation, Bylaws and such other corporate records and documents as we have considered relevant and necessary for the purpose of this opinion. We have participated in the preparation and filing of the Registration Statement. We are familiar with the proceedings taken by the Company with respect to the authorization and proposed issuance of shares of Common Stock pursuant to the Plan as contemplated by the Registration Statement.
     Based on the foregoing, we are of the opinion that:
1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Minnesota.

2.	The Company has the corporate authority to issue the shares of Common Stock covered by the Registration Statement.

3.	The 1,417,736 shares of Common Stock proposed to be issued under the Plan as described in the Registration Statement will, when issued pursuant to the terms of the Plan, be duly and validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely, KAPLAN, STRANGIS AND KAPLAN, P.A.
/s/ Kaplan, Strangis and Kaplan, P.A.